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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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IMAGE ENTERTAINMENT, INC.

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LIONS GATE ENTERTAINMENT CORP.

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On September 12, 2006, Lions Gate Entertainment Corp. (the “Reporting Person”) issued a press release containing a letter sent to the stockholders of the Company setting forth arguments in favor of the nomination of its nominees to the Company’s Board of Directors, and urging the Company’s stockholders to vote in favor of the Reporting Person’s nominees.
A copy of the press release has been filed herewith as Exhibit 1, and is specifically incorporated herein by reference, and the description herein of the press release is qualified in its entirety by reference to such press release.
IMPORTANT INFORMATION
The Reporting Person filed a proxy statement with the Securities and Exchange Commission on September 5, 2006 and an accompanying proxy card to be used to solicit proxies for the election of the Nominees at the 2006 Annual Meeting.
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE REPORTING PERSON FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2006 ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE AT NO CHARGE AT THE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE REPORTING PERSON AND THE NOMINEES AND THEIR DIRECT AND INDIRECT INTERESTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT FILED BY THE REPORTING PERSON WITH THE SECURITIES AND EXCHANGE COMMISSION.
Information relating to the nominees is contained in the Schedule 14A filed by the Reporting Person on September 5, 2006.

Exhibit 1
LIONSGATE SENDS LETTER TO IMAGE STOCKHOLDERS URGING
REPLACEMENT OF BOARD
SANTA MONICA, CA, and VANCOUVER, BC, September 12, 2006 -— Lionsgate (NYSE: LGF) today sent a letter to Image Entertainment (Nasdaq: DISK) stockholders urging them to elect the six independent candidates nominated by Lionsgate to replace Image’s Board of Directors at Image’s annual stockholders meeting on October 10, 2006.
The text of the letter is below. For more information, please visit www.votetoimproveimage.com.
September 12, 2006
Dear Fellow Image Stockholder:
Lionsgate is Image Entertainment’s second largest stockholder. We own approximately 19% of the outstanding shares to be voted at the upcoming annual stockholder meeting, nearly twice the amount owned by all the company’s directors and officers combined. We believe Image’s poor financial performance, sham “strategic alternatives process” and succession of 11th hour anti-takeover measures and transactions are unacceptable – and we are taking action to protect stockholder interests.
We have nominated six highly qualified, independent directors to replace Image’s current directors, whom we believe are entrenched, conflicted, and not acting in your best interests. These nominees will ensure that Image’s Board is working to create value for all stockholders. We need your support to replace Image’s do-nothing Board. We urge you to vote the BLUE proxy card today – by telephone, by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.
We believe our nominees will better address the following critical issues facing Image:
•	Poor Stock Price Performance – Image has an extraordinarily illiquid stock, which has significantly underperformed the S&P 500 and Nasdaq over the last two years. This shortfall would likely have been even more extreme without the price support that our $4.00 purchase proposals have provided since August 2005.

•	Abysmal Financial Performance - Image’s EPS, operating margins, gross margins and return on capital have all declined over the last six quarters.

•	Failed Management Approach - Image’s undisciplined management approach has failed with respect to internal matters (e.g. controlling overhead) and external matters (e.g. retaining talent).

•	Sham “Strategic Alternatives Process” by Conflicted Board - It took the “independent” special committee of Image’s board seven months to hire Lazard to explore strategic alternatives and now, five months later, they still have nothing to show for their efforts. We believe one reason for this startlingly ineffective process is the web of relationships that many of the “independent” directors have with Image (which presumably would be at risk if Image executed a value-maximizing strategic transaction).

•	Repeated Entrenchment Tactics – While allegedly exploring strategic alternatives and on the eve of a stockholder referendum on the Company’s future direction, Image’s board and management appear to be intent on executing transactions that will make Image less attractive to acquirers.
Image’s Stock Price Has Plunged Nearly 39% Since The Beginning of 2005
Image’s stock price has collapsed over the past year and a half, falling from $5.94 on December 31, 2004, to $3.64 today, a drop of nearly 39%. If you invested a dollar in the S&P 500 on January 1, 2005, you would have earned 46% more than from investing in Image. Image has also significantly underperformed the NASDAQ over the same period.
We believe the precipitous decline of Image shares would have been even more dramatic if not for our purchases of over 4 million shares beginning in July 2005, and our subsequent offers to acquire all remaining Image shares for $4.00 per share in Lionsgate shares in August 2005 and for $4.00 per share in cash in October 2005. When we made our original offer in August 2005, Image shares were trading at $2.82. Our offers spurred Image to announce in April 2006 that it would explore strategic alternatives – but five months later this process has produced nothing. In July 2006, at the company’s invitation as part of its “strategic alternatives” process, we renewed our $4.00 per share cash offer, but Image has not formally responded.
Indexed Performance of Image vs. S&P 500 and NASDAQ Since 1/1/05

Image’s Financial Performance Has Been Abysmal:
EPS Has Dropped From $0.05 to a Loss of $0.11 Over the Last Six Quarters
Image’s earnings per share (EPS) have declined dramatically over the last six quarters, from $0.05 per share to negative $0.11 per share in the most recent quarter, as the company’s margins have continued to erode. Image’s failure to meet analyst expectations, which it has missed five out of the last six quarters, reflects what we believe is an inability to execute. Image recently reported another dismal quarter, recording a loss of $2.3 million, or 11 cents per share, for the first quarter of its 2007 fiscal year, even worse than the loss of $1.7 million, or eight cents per share, for the year-ago quarter. This was five cents below analysts’ expectations and a 38% increase in the loss compared to the year-ago quarter.
In the last six quarters, Image’s operating margins have declined from 4.2% for the quarter ended March 31, 2005 to a negative 9.1% for the quarter ended June 30, 2006. Over the same period, Image’s gross margins have declined from 26.1% (16.3% after selling expenses) to 18.6% (8.1% after selling expenses). Return on capital has gone negative over the same period, from 2.9% in the quarter ended March 31, 2005, to a negative 0.6% for the quarter ended June 30, 2006. In three of the past six quarters, Image has been in violation of a debt covenant and in each case had to seek a waiver from its creditors. We believe these trends reflect a management and Board whose strategy and execution are deeply flawed.
Management’s Passive, Undisciplined Approach Has Failed:
We Need Action, Not More “Hope”
Image appears content to “hope” improved industry results at the box office will result in greater demand for its products and that they will enjoy a “surprise” as they did when they released the “Blue Collar Comedians” in 2005, which they subsequently lost as the talent went to competitors.
Here are some revealing recent comments by Image’s Chairman and CEO:

Profit margins have a tendency to bounce around from quarter to quarter depending upon the titles sold. And I would hope that by the end of the day, our gross profit margins will average over 25%. (June 28, 2006)
...if we get lucky in a couple of instances, it will have a positive impact on our numbers. (June 28, 2006)
It’s been a very difficult past several months. The stock’s performance has been anything but stellar, yet, we remain focused on the overall performance of the Company and with that performance, hopefully the result will increase in shareholder value. (August 11, 2005)
While Image waits and hopes to get lucky, its operational and financial missteps continue to damage the company’s prospects and erode its overall performance:
•	Out of Control Overhead: Image’s overhead costs are running at an alarming 14-15% of revenues. While Lionsgate is a larger entertainment company with a more diverse revenue base, by comparison our overhead costs are about 7.5% of revenues.

•	Weak Inventory Management: Image’s lack of a vendor managed inventory system has seriously hindered its ability to meet customer needs. Their efforts to develop such a system have failed. Image has been forced to write off almost $250,000 for software development over the past two years.

•	Undisciplined Rollup Strategy: In our view, Image consistently overpays and enters into unfavorable partnership agreements for often questionable content. For example, we believe Image severely overpaid when it spent $8.2 million to acquire Public Media Inc. in 2005. Image itself said that the fair value of Public Media’s library was actually $300,000. Image inexplicably agreed to pay $5.7 million for Public Media’s goodwill, while $800,000 went to severance packages for the terminated management team and separately an additional $1.5 million was paid to another company, Criterion, for the right to distribute their movies that were part of the Public Media library.

•	Inability to Retain Talent: Image enjoyed “surprising success” (their words) when in 2005 they sold $21 million of “Blue Collar Comedians” DVDs, but the company failed to retain the talent as the comedians associated with those DVDs promptly left Image for other studios. The same talent exodus occurred after the contract expired in June 2005 for “Eagles: Hell Freezes Over,” the other DVD that generated meaningful revenue for Image that year.

•	Wasteful Spending on Film Production: In another desperate attempt to find growth, Image has spent approximately $4.2 million and committed an additional $4.4 million for the remainder of fiscal 2007 on what we believe is an ill-conceived film production business. This business has never made any money, and no senior Image executive has any relevant experience in the highly specialized film production business.
Image’s Entrenched, Conflicted Board Refuses to Seriously Explore Strategic
Alternatives to Maximize Stockholder Value – Ignoring a Premium $4.00 Per Share
Offer
Image Chairman, CEO and President Marty Greenwald has said, “...if there was an opportunity to improve our position and increase stockholder value in the right scenario, we would certainly move in that direction” (August 11, 2005). However, over the past 12 months since we made our offer, although the Board formed a special committee and hired an advisor, The Salter Group, to review our bid in September last year, and then seven months later hired Lazard to “explore strategic alternatives,” the Special Committee has not formally responded to our latest offer, has made no announcements about the progress of the strategic review, and refuses to answer questions raised by analysts and the media.
To our bewilderment, the Board continues to ignore our fully financed cash offer of $4.00 per share, which we renewed in July 2006 at Image’s request. The offer represents a 33% premium over Image’s stock price the day before we made our offer public on September 13, 2005, and a nearly 50% premium over the price before we began buying Image shares in the market on July 13, 2005. We still do not have a formal response from Image’s Board to our premium offer.
Image instead appears to be focused on taking further entrenching defensive measures such as the implementation of a poison pill and reincorporating to Delaware with, among other things, a classified board, although thanks to our successful lawsuit delaying implementation of this anti-takeover device, the Image stockholders have one last opportunity to remove in one meeting this self-serving board. Recently, Image has entered into two highly dilutive stock transactions (see below) without a shareholder vote on the eve of this meeting.
We believe Image’s supposedly “independent” directors are in fact unable to act in the best interests of all stockholders. Five out of the seven Image directors have “certain relationships and related transactions” with Image, according to the company’s own proxy statement. They work at companies that are paid directly by Image for consulting services or have significant business ties to the company. Several leading firms that examine corporate governance practices agree.
Last year, Glass Lewis, a leading investment research and proxy advisory firm, recommended withholding votes for three Image directors (Ira S. Epstein, M. Trevenen Huxley and Robert J. McCloskey) because the firm saw serious conflicts in the fact that the companies these directors work for are all paid advisors to Image. Mr. Epstein, who is chairman of the supposedly independent special committee that reviewed our offer, is of counsel at Greenberg Traurig, LLP, a law firm that regularly provides services to Image. The Glass Lewis report stated, “We view such relationships as potentially creating conflicts for directors, as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions.”
Nell Minow of the corporate governance research firm Corporate Library said this month that the extensive director conflicts “are going to make it very difficult for the company to show that they looked at the proposals for purchase fairly and independently.” (The Wall Street Journal, “Determining Board Independence; Debate Heats Up About Outside Directors’ Ties To Image Entertainment,” 9/6/06).
The Relativity Deal and Image’s Convertible Debt Transaction Further Entrench
Management, Dilute Stockholders and Create Significant Risks
On August 14, 2006, Image announced a distribution deal with Relativity Media that it hailed as a “landmark” and “historic” agreement for the company. Remarkably, Image did not claim the deal has any stockholder benefits, and it is not allowing stockholders to vote on it. While Image says it is hopeful that the deal will result in significant financial gains for the company, it readily admits that no revenue will be realized from this deal for at least a year, and even then, the likelihood of the delivery of profitable titles at that time is doubtful.
Image has not filed the agreement with the Securities and Exchange Commission, which is highly unusual for a public company announcing what it considers to be an “historic” deal. Without the facts, stockholders have to rely on only Image’s hype and vague projections. Image says the deal will bring it “hundreds of millions in revenue.” But what is the basis for making that claim given that Relativity has provided no information about titles they will distribute through Image?

Michael Kelman of Susquehanna Financial Group, an independent research analyst who follows Image, wrote in a recent report, “We are still somewhat uncertain as to the ultimate potential of this new revenue stream, particularly given the lack of details regarding the film slate.” He also noted “...we believe this new distribution deal is likely to yield significantly more earnings volatility, with results fluctuating based on the performance of higher profile film releases.”
While Image offers no support for its claims of “hundreds of millions” in expected revenue, the risks they describe are alarming. Here are their own words:

We do not control the timing or manner in which Relativity will finance, produce and deliver programs to us. Relativity’s decisions regarding the selection, delivery and timing of release of theatrical and direct-to-video motion picture titles will have a significant effect on our future revenues...
We will face substantial challenges in expanding our distribution capabilities to adequately meet the anticipated increase in our average sales per title and our overall sales as a result of major motion pictures to be delivered to us for home video and digital distribution over the ten-year term of our agreement with Relativity...
We may not handle the expansion effectively and efficiently, it may be unsuccessful or take longer than anticipated, and we may not realize the anticipated benefits from the transaction, which could result in write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition...
In addition, we may require increased funding to meet our increased requirements, which we may not be able to obtain in sufficient time, on acceptable terms, or at all...
(Image Quarterly Report on Form 10-Q filed with the SEC on August 14, 2006)
We believe this opaque and questionable deal benefits only the Image board and management. Image has announced it will issue 3.4 million new shares to Relativity, or nearly 16% of outstanding shares as of August 25, 2006 – shares which after issuance presumably can be voted at any time after this annual meeting, diluting the voting rights of existing stockholders and presumably aligning a large voting block with management. Worse yet, the performance objectives otherwise required to be achieved in connection with the release to Relativity of 2.8 million of these shares are ignored in the event of a change of control. This agreement is a veiled self-preservation tactic that flies in the face of good corporate governance. The Board approved it. A new Board is needed to challenge it.
Shortly after the Relativity deal, Image took another step to further entrench management. On August 31st, the company announced that it privately placed $17 million of five year convertible notes, convertible at $4.25 per share, and warrants to acquire one million shares at $4.25 per share. Among other onerous terms, the convertible notes provide a change of control put at a minimum of a 20% premium to face (i.e., $1.20 per each dollar of debt). Neither the Board’s Special Committee nor its advisors, Lazard, participated in the convertible debt deal. Hearing rumors of the imminent transaction, we sent Image management a letter to urge them not to take this egregious step toward further entrenchment and further erosion of shareholder value. Image blatantly ignored our request.
The combined impact of the Relativity deal and the convertible debt and warrants placement is that Image –in a less than three-week period on the eve of your opportunity to vote on the future direction of the company – has announced the issuance of 8.4 million shares and share equivalents representing as much as a 39% increase in Image’s outstanding shares as of August 25, 2006. The result of these questionable deals is to massively dilute all existing Image stockholders and further entrench Image’s Board and management.
Vote for Independent Directors Who Will Work For You
The independent candidates we have nominated were chosen based on their extensive experience and record of achievement in corporate governance, business/finance and the entertainment industry. We strongly believe they are far superior to Image’s current Board and ask that you compare the credentials and performance of the two groups. The independent candidates have no previous relationship with either Lionsgate or Image. The independent nominees are:
•	Duke K. Bristow, Ph.D. Dr. Bristow, 49, is a noted economist and seasoned pharmaceutical executive who has spent over 15 years at the University of California, Los Angeles researching and teaching on topics including corporate governance, corporate finance and entrepreneurship. Previously, he spent 10 years with Eli Lilly & Company (NYSE:LLY), one of the world’s leading pharmaceutical companies, where he held management positions in the pharmaceutical, medical science and diagnostics divisions and in corporate finance.

•	Jack R. Crosby. Mr. Crosby, 79, has over 25 years of executive experience in the media and entertainment industries. He is currently Chairman of the Board of Directors and Chief Executive Officer of CinemaStar Luxury Theaters, Inc., an owner and operator of multi-screen movie theaters in Southern California and Northern Mexico. Previously, he was Chairman of the Board of Directors of Tescorp, Inc., an owner and operator of cable TV systems in Argentina, from its inception in 1980 until it was sold in 1998, and served as Chief Executive Officer from 1991 to 1998.

•	Edward Huguez. Mr. Huguez, 48, has a track record of success in the media and entertainment industries, having held management positions with several leading companies over the last 14 years. Since 2004, he has been Executive Vice President, Affiliate Sales and Marketing, for Starz Entertainment Group LLC, a provider of premium movie services through the Starz and Encore pay TV channels. Starz is a subsidiary of Liberty Media Corporation. From 2001 to 2003 he was Chairman of the Board, President, and Chief Executive Officer of Midstream Technologies, a provider of network-based on-demand solutions to the cable TV industry.

•	Joseph J. Incandela. Mr. Incandela, 59, has a wide variety of private equity and operating experience. He has been a member of the Board of Advisors of The Cross Country Group, LLC, a privately held provider of roadside services to the domestic automobile industry, since 2003 and Chairman of the Board of Advisors since 2005. Effective September 17, 2006, Mr. Incandela will be the Chief Executive Officer of Cross Country Home Services, a wholly-owned subsidiary of the Cross Country Group. He founded private equity firm Overture

Capital Partners in 2000, and was its President until 2004. From 1991 to 1999, Mr. Incandela was a Managing Director of Thomas H. Lee Partners, a private equity investment firm.

•	Joachim Kiener. Mr. Kiener, 52, is an investor who has a deep background in the media, publishing and music industries. He was Chairman and Chief Executive Officer of TV Guide from 1999 until its merger with Gemstar International Group in 2000. After the merger, Mr. Kiener was Co-President and Co-Chief Operating Officer of Gemstar-TV Guide International, Inc. (NASDAQ:GMST), a global media and technology company, where he oversaw the television and magazine businesses.

•	Barry David Perlstein. Mr. Perlstein, 42, is a skilled entertainment industry executive with specialized knowledge of localizing creative content for global distribution. He has been Chief Executive Officer and a member of the Board of Directors of SDI Media Group, Inc., a provider of localization services to the entertainment industry, and its predecessor company, SDI Media, since 2003. Previously, he was President of the SDI Media USA division, having joined the company through its acquisition of Gelula & Co.
Please see our definitive proxy statement, enclosed with this letter and filed with the SEC on September 5, 2006, for more detailed biographies on our nominees. Our nominees have no prior relationship with Lionsgate or with Image. The only commitment given to Lionsgate by our nominees with respect to their service on the Image Board if they are elected – and the only commitment Lionsgate has sought from them – is that they will exercise their independent judgment in all matters before the Image Board in accordance with their fiduciary duties. Despite the claim by Image in its proxy statement that the purpose of this slate appears to be to accept an offer from Lionsgate, the independent nominees have not made, nor has Lionsgate sought, any commitment with respect to any offer to acquire Image.
Instead, unlike the current entrenched Board, the independent nominees will ensure that the Image Board fairly reviews any credible offer to acquire Image, and if they find that offer to be in the best interests of Image and its stockholders, to present that offer to the Image stockholders in accordance with their fiduciary duties. We believe our candidates have the integrity, leadership and experience necessary to make a substantial positive impact on Image’s management and Board of Directors.
Vote for Stockholder Value. Vote the BLUE card.
Enclosed are our proxy materials which present the strong credentials of our six director nominees to replace current Image directors. Included is a BLUE proxy card. Vote the BLUE card if you agree that Image needs a strong, independent Board that will act in the best interests of all stockholders. You will also receive, or may have already received, proxy materials from Image containing a white proxy card. Ignore the white card. If you have already voted the white proxy card, you can automatically revoke that earlier vote by simply voting your BLUE proxy card – by telephone, by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.
USE YOUR BLUE PROXY CARD TO VOTE FOR STOCKHOLDER VALUE

If you have any questions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.
For additional information, please visit www.votetoimproveimage.com.
Sincerely,
Jon Feltheimer
Chief Executive Officer
Lions Gate Entertainment Corp.

See Annex B to our definitive proxy statement, enclosed with this letter and filed with the SEC on September 5, 2006, for a list of participants in the solicitation of proxies.
Lionsgate is the leading independent filmed entertainment studio, winning this year’s Best Picture Academy Award ® for Crash, and the Company is a premier producer and distributor of motion pictures, television programming, home entertainment, family entertainment and video-on-demand content. Its prestigious and prolific library of more than 7,800 titles is a valuable source of recurring revenue and a foundation for the growth of the Company’s core businesses. The Lionsgate brand is synonymous with original, daring, quality entertainment in markets around the globe.
www.lionsgate.com
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For further information, contact:
Peter D. Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com
George Sard/Andrew Cole/Brooke Morganstein
Citigate Sard Verbinnen
212-687-8080